                                                                 Exhibit 10.3.2



           CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE
                        SECURITIES AND EXCHANGE COMMISSION.

                         ASTERISKS DENOTE SUCH OMISSIONS.



                              CONFIDENTIAL DOCUMENT

                     AMENDED AND RESTATED LICENSE AGREEMENT


THIS AMENDED AND RESTATED LICENSE AGREEMENT (this "Agreement") is made as of the date of the last signature below (the "Effective Date") BETWEEN

(1) PHARMING GROUP, N.V. and PHARMING INTELLECTUAL PROPERTY B.V. (collectively, "PHARMING"), having a place of business at 4 Archimedesweg, 2333 CA Leiden, The Netherlands, and

(2) GTC BIOTHERAPEUTICS, INC. (formerly Genzyme Transgenics Corporation) ("GTC"), having a place of business at 175 Crossing Boulevard, Framingham, Massachusetts 01702-9322, U.S.A.

WHEREAS, PHARMING has certain technology and patent rights relating to the production of proteins in the milk of transgenic animals; and

WHEREAS, PHARMING (through assignment from Biogen, Inc.) and GTC (through assignment from Genzyme Corporation) are parties to that certain License Agreement entered into by and between Biogen, Inc. and Genzyme Corporation dated December 26, 1990 (as amended by that certain Agreement dated as of September 21, 1994 between GTC and PHARMING, as amended by the Amendment Agreement dated as of April 23, 1997, the Settlement Agreement dated April 23, 1997, and the Second Amendment dated August 31, 1999, the "Biogen Agreement").

WHEREAS, PHARMING and GTC now wish to supercede, amend, and restate the Biogen Agreement in its entirety;

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

1. DEFINITIONS

     For this Agreement, and solely for this purpose, the terms set forth below shall be defined as follows:

     1.1 "Affiliates" shall mean any corporation, firm, partnership or other entity which owns or is owned by or is under common ownership, to the extent of more than fifty percent (50%) of the equity having the power to vote on or direct the affairs of the entity, with PHARMING, or GTC.

     1.2 "PHARMING Patents" shall mean the patent and patent applications listed in Appendix A to this Agreement and any patents issuing therefrom, together with any extensions, reissues, renewals, divisions, continuations or continuations-in-part thereof which PHARMING presently or hereafter owns, solely with respect to the production of proteins in the milk of transgenic animals. Notwithstanding the foregoing, in the event that any claim of the PHARMING Patents are invalidated as a result of a US patent interference with any claims of the Rosen Patent, then the corresponding claims from the Rosen Patent shall be substituted herein. As used herein, Rosen Patent shall mean the PHARMING Patent designated as U.S. Patent No. [*****] and all continuations, continuations-in-part and divisional patent applications thereof and related thereto, all counterpart foreign applications of the foregoing, and any patents issuing thereon.

     1.3 "PHARMING Technology" shall mean the materials owned or controlled by PHARMING which are useful in the GTC Field and which are listed in Appendix B.

     1.4 "GTC Field" shall mean the production of any protein in the milk of any transgenic animal, except the commercial production of urokinase in the milk of any animal and the commercial production of alpha-amalyse, alpha-lactalbumin, desaturase, lactase, lactoferrin, lactoperoxidase, lysozyme and bile-salt stimulated lipase in the milk of cattle. In addition, GTC agrees it will not commercially produce Factor VIII in the milk of any animal without first obtaining the written permission of PHARMING.

     1.5 "GTC Products" shall mean any product, the manufacture, use or sale of which utilizes any PHARMING Technology or infringes a valid claim of any PHARMING Patent.

     1.6 "GTC Revenue" shall mean the gross receipts of GTC, its Affiliates and sublicensees from the sale of GTC Products to any person or entity which is not GTC, its Affiliates and sublicensees provided that gross receipts shall not include amounts repaid or credited for rejection or return of GTC Products, custom duties and charges, sales or other excise taxes or other governmental charges levied on or measured by sales and further provided that with respect to sales of GTC Products by GTC to Genzyme Corporation or an Affiliate thereof, PHARMING and GTC shall reasonably agree on a fair transfer price for such GTC Products or, if the parties are unable to agree on such a price then the price shall be determined pursuant to arbitration as set forth in Section 11.6 of this Agreement.


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


2. TECHNOLOGY TRANSFER

     2.1 The parties acknowledge that PHARMING has transferred certain quantities of PHARMING Technology to GTC pursuant to the Biogen Agreement. PHARMING further acknowledges and agrees that it shall transfer reasonable quantities of the PHARMING Technology to GTC upon the written request of GTC.

3. LICENSES

     3.1 PHARMING hereby grants GTC a worldwide, royalty-bearing, non-terminable, non-exclusive license under the PHARMING Technology and PHARMING Patents to make, have made, use, and sell GTC Products in the GTC Field. Such license will not expire until the expiration of the last to expire valid claim of the PHARMING Patents.

     3.2 GTC shall have the right to sublicense the rights granted to it under
Section 3.1. Any sublicense shall exclude the right to grant further sublicenses. In the event of the grant of any sublicense under this Section 3.2, GTC shall notify PHARMING in writing of the name of the sublicensee and the field and territory of the sublicense.

     3.3 Save as expressly provided in this Article 3, nothing in this Agreement shall be deemed to grant either party any rights or license to any patent, patent application, technology, know-how or invention of the other party.

4. PAYMENTS AND REPORTING

     4.1 In consideration for the rights granted to GTC hereunder:

          (a) On December 26, 2002 and on each anniversary of said date thereafter, GTC shall pay directly to Biogen, Inc. on behalf of PHARMING and GTC a non-refundable, annual fee of [*****]; and

          (b) GTC shall pay directly to Biogen, Inc. on behalf of PHARMING and GTC a royalty on the annual GTC Revenue based on the selling price per gram ("Price"), of GTC Product according to the schedule attached hereto as Appendix C, payable on a quarterly basis within thirty (30) days of the end of each calendar quarter.

     4.2 GTC shall be entitled to credit the annual fee paid to Biogen, Inc. pursuant to Section 4.1(a) against the royalties payable to Biogen, Inc. pursuant to Section 4.1(b) for the same calendar year, but in no event shall any unused credit be carried over to another calendar year.

     4.3 Together with each royalty payment due under this Article 4, GTC shall provide Biogen, Inc. with a signed written statement certifying, separately for each type of GTC Product and for each country, the sales volume and the Price of such GTC Product and the amount of any permitted credit or deduction. For this purpose, GTC shall maintain, and shall ensure that its

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


sublicensees maintain, appropriate books of account and records of all sales for a period of two (2) years after each quarterly royalty payment. At PHARMING's request, GTC shall make such books of account and records available for inspection during normal business hours by independent public accountants appointed by PHARMING solely for the purpose of verification of the statements referred to above and under suitable confidentiality obligations. The cost of such audit shall be borne by PHARMING unless it is established by the audit that there has been an error which has caused Biogen, Inc. to receive payments less than it is due by five percent (5%) or more for the period under audit, in which case the cost of such audit shall be borne by GTC.

     4.4 The amounts computed or specified under this Article 4 are the actual amounts to be received by Biogen, Inc. and shall not be reduced in any way, including but not limited to by any liabilities incurred by GTC or its sublicensees upon remittance to Biogen, Inc. of the payments due hereunder. In no event shall GTC owe PHARMING any amounts under this Agreement, it being understood that GTC shall remit all payments directly to Biogen, Inc.

     4.5 All payments made hereunder shall be paid in U.S. Dollars. Monetary conversion from the currency of a foreign country into U.S. currency shall be made at the exchange rate in force on the last business day of the period for which the payments are being made as reported in THE WALL STREET JOURNAL, or on such other basis as mutually agreed upon by GTC and Biogen, Inc.

5. PATENTS

     5.1 PHARMING shall be responsible for, and bear the cost of, all matters relating to the prosecution and maintenance of the PHARMING Patents and shall provide GTC with annual reports on their status. In the event PHARMING decides not to prosecute or maintain any of the PHARMING Patents, PHARMING shall notify GTC and, upon the request of GTC, the parties shall meet to discuss the matter. If GTC alone or jointly with another licensee under such PHARMING Patent desires PHARMING to continue the PHARMING Patent, GTC alone or jointly with such other licensee(s) shall bear the cost thereof, but GTC shall be entitled, on a quarterly basis, to reduce its royalty obligations related to such PHARMING Patent by the lesser of the amount of its out-of-pocket costs (including attorneys' fees) for prosecuting or maintaining the PHARMING Patent or fifty percent (50%) of the royalty due. Both parties agree to cooperate with each other in the filing, maintenance and prosecution of patent application and patents from the PHARMING Patents.

     5.2 In the event either party becomes aware of any actual or probable infringement of any of the PHARMING Patents in the GTC Field, it shall notify the other party in writing of the details of such infringement. PHARMING in its sole discretion may take action against any such alleged infringer, at no cost to GTC, and, if it does, shall be entitled to retain all the recovery of such action. In the event, however, within six (6) months of written notice to PHARMING, PHARMING has not caused the infringement to terminate or is not diligently prosecuting an infringement action against the infringer, then GTC may take action alone or with another licensee to the infringed PHARMING Patent, at no cost to PHARMING, and the recovery or settlement from such action shall be shared equally between the parties bringing the action and

PHARMING after the parties bringing the action are reimbursed for their out-of-pocket fees and expenses incurred in such action.

6. WARRANTIES AND LIABILITY

     6.1 PHARMING represents that it is the sole owner of the PHARMING Patents and the PHARMING Technology and that it has the authority to grant the licenses granted hereunder. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 6.1, PHARMING MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER, WHETHER EXPRESS OR IMPLIED, IN RESPECT OF ANY PHARMING TECHNOLOGY TRANSFERRED TO GTC HEREUNDER; IN PARTICULAR, BUT WITHOUT LIMITATION, PHARMING MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY. Moreover, PHARMING makes no representation or warranty that the use of PHARMING Technology or the manufacture, use or sale of GTC Products by GTC or its sublicensees or its customers will not constitute an infringement of the intellectual property rights of others. IN NO EVENT SHALL PHARMING BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST REVENUES OR PROFITS.

     6.2 GTC agrees to indemnify PHARMING from any and all damages, losses, costs, or other consequences which PHARMING or its subsidiaries may incur as a result of any claim relating to the use of the PHARMING Technology transferred to GTC hereunder or the manufacture, use or sale of GTC Products, by GTC or its distributors, sublicensees or customers.

     6.3 PHARMING hereby represents, warrants, and covenants that it has no knowledge of any bankruptcy, insolvency, reorganization, or liquidation laws, regulations or proceedings that would preclude GTC from practicing the licenses granted to it hereunder throughout the term of this Agreement, and that it shall use its best efforts to protect GTC's interest with respect thereto throughout the term of this Agreement, including, without limitation, making all appropriate registrations of any relevant licenses with all appropriate authorities.

7. COMMERCIALIZATION

     7.1 GTC shall provide PHARMING with notice of the date on which GTC and/or its sublicensees make the first commercial sale of GTC Products.

     7.2 GTC shall not make any use of the name of PHARMING in connection with the use of the PHARMING Technology supplied hereunder or the manufacture, use or sale of GTC Products (including in any advertising, promotional or sales literature), without the prior written consent of PHARMING. Upon PHARMING's request, GTC shall ensure that all GTC Products will be labeled "sold under license from Pharming Group, N.V."

     7.3 GTC shall be responsible for the compliance of GTC Products sold by it or its sublicensees with all applicable laws and regulations, including, without limitation any labeling requirements for GTC Products.

8. DURATION AND TERMINATION

     8.1 This Agreement shall commence on the Effective Date and shall continue until expiration of the obligation to pay royalties under Section 8.2, unless earlier terminated in accordance with Sections 8.3 or 8.4.

     8.2 GTC's obligation to pay royalties pursuant to Article 4 shall expire and GTC's license hereunder thereafter shall be fully paid-up, on a country-by-country basis, after the expiration of the last issued PHARMING Patent or 10 years after the first sale of GTC Product, whichever occurs later.

     8.3 Either party hereto shall have the right, by notice in writing, to terminate this Agreement (i) in the event that the other party is in default or breach of any material covenant, undertaking or obligation to be performed by that party hereunder, and such default or breach is not corrected or cured within ninety (90) days after written notice thereof has been given by the non-defaulting party; or (ii) in the event that either party shall enter into any arrangement or composition with its creditors, or enter or be put into voluntary or compulsory liquidation (except for the purpose of any reorganization reasonably acceptable to the other party), or have its business enjoined or ordered into receivership by executive or judicial authorities. Notwithstanding the foregoing and without in any way limiting GTC's right to terminate this Agreement pursuant to Section 8.4 below, the provisions of this
Section 8.3(ii) shall only apply to PHARMING to the extent PHARMING enters into such a condition subsequent to executing this Agreement.

     8.4 GTC shall have the right to terminate this -Agreement for any reason by providing PHARMING with ninety (90) days written notice in advance of the effective date of termination. Furthermore, for purposes of this Agreement and the transactions contemplated herein it is acknowledged that Pharming Group N.V. and Pharming Intellectual Property B.V. are currently in receivership and bankruptcy, respectively, under Dutch law. It is expected that these PHARMING units will emerge from both receivership and bankruptcy within ninety (90) days of the Effective Date of this Agreement. Should either Pharming Group N.V. or Pharming Intellectual Property B.V. fail to do so within such 90 day time period, or should any other circumstance described in Section 8.3(ii) that was existing as of the Effective Date of this Agreement remain uncorrected for longer than such 90 day time period, GTC shall have the right to terminate this Agreement upon thirty days (30) written notice to PHARMING.

     8.5 Any termination under this Article 8 shall be without prejudice to the rights of either party against the other then accruing or otherwise accrued under this Agreement.

     8.6 Termination of this Agreement shall terminate all outstanding obligations and liabilities between GTC and PHARMING arising from this Agreement
(i) except, after any termination, for those provided for in Articles 6, 8, 9 and 10 and Sections 11.5 and 11.6; and (ii) except after any termination, other than termination by GTC under the first sentence of Section 8.4, for those provided for in Article 3 and Sections 4.1, 4.2 and 5.1.

9. CONFIDENTIALITY

     9.1 During the term of this Agreement and for a period of five years thereafter, GTC and PHARMING shall treat all confidential information (including the PHARMING Technology and customer related information) received from the other party hereunder, or under the Biogen Agreement, as the exclusive property of the disclosing party and agrees not to use or disclose to any third party any such information, except as permitted hereunder, without first obtaining the disclosing party's written consent. Each party further agrees to take all practicable steps to ensure that any such information shall not be used by its directors, officers, employees or agents, except on like terms of confidentiality as aforesaid, and that it shall be kept fully private and confidential by them.

     9.2 The above provision of confidentiality shall not apply to that part of such information which a receiving party is clearly able to demonstrate:

          (a) was fully in its possession prior to receipt from-the other; or

          (b) was in the public domain at the time of receipt from the other; or

          (c) became part of the public domain through no act or omission of the party receiving such information, its directors, officers or employees; or

          (d) was lawfully received from some third party having a right of further disclosure free of obligations of confidentiality; or

          (e) is required to be disclosed by law or applicable government regulations.

10. NOTICES

     10.1 Any notice required hereunder shall be sent in writing by registered or certified airmail, postage prepaid, return receipt requested, or by telecopier, followed-up with a hard copy, air courier or hand delivery, addressed to the party to whom it is to be given as follows:

         If to GTC:         GTC Biotherapeutics, Inc.
                            175 Crossing Boulevard
                            Framingham, Massachusetts 01701-9322
                            Fax:  (508) 370-3797
                            Attention:  Chief Executive Officer

         with a copy to:    Palmer & Dodge LLP
                            111 Huntington Avenue
                            Boston, Massachusetts 02199-7613
                            Fax:  (617) 227-4420
                            Attention:  Nathaniel Gardiner, Esq.

         If to PHARMING:    Pharming Group, N.V.
                            4 Archimedesweg 2333 CA
                            Leiden, The Netherlands

                            Fax:  31-(0) 71 524 7428
                            Attention:  Chief Executive Officer

         and                Mr. E.N. Muller, Trustee
                            Geelkerken & Lindskens Advocaten,
                            Sandtlaan 3b A-3,
                            2223 GG Karwijk,
                            The Netherlands

         with a copy to:    Ms. Anna McKay
                            Roiter Zucker, Solicitors
                            Regent House
                            5-7 Broadhurst Gardens
                            Swiss Cottage, London NW6 3RZ
                            Fax: 020 7644 8953

     or to such other address or addresses as may from time to time be given in writing by either party to the other pursuant to the terms hereof.

     10.2 Any notice sent pursuant to this Article 10 shall be deemed delivered within five (5) days if sent by -registered or certified airmail, postage prepaid, and within twenty-four (24) hours if sent by telecopier, air courier or hand delivery.

11. MISCELLANEOUS

     11.1 FORCE MAJEURE:
          Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including, but not limited to: Acts of God; acts, regulations or laws of any government (including, without limitation, import and export regulations); strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellion and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence, provided that each party shall use reasonable commercial efforts to avoid such causes of non-performance and shall continue performance with reasonable dispatch when such causes are removed, and shall promptly give notice to the other of the beginning and end of the period of non-performance.

     11.2 ENTIRE AGREEMENT:
          This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties relating to said subject matter, including, without limitation, the Biogen Agreement.

     11.3 AMENDMENTS; WAIVERS:
          This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by both parties, or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any instance shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

     11.4 ASSIGNMENT; BINDING EFFECT:
          This Agreement shall not be assigned by either party without the prior written consent of the other party, except to any of their respective successors in business, or to any company, corporation or business in which a party controls more than fifty percent (50%) of the voting stock or in connection with a sale of substantially all assets of the business to which this Agreement relates. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     11.5 LAW OF THE CONTRACT:
          This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

     11.6 DISPUTES; ARBITRATION: Any controversy or claim arising out of, or relating to, any provisions of this Agreement, or breach thereof, shall be referred for resolution to GTC's Chief Executive Officer, or his or her designee, and to PHARMING's Chief Executive Officer, or his or her designee. If the parties' respective officers, or their designees cannot reach a resolution of the dispute within sixty (60) days, then the dispute shall be finally settled by binding arbitration under the rules of the World Intellectual Property Organization ("WIPO") Arbitration Rules, effective from October 1, 1994 in the London Court of International Arbitration ("LCIA") in London, England. The parties also agree as follows with respect to such arbitration:

          (a) The Arbitration proceedings shall be before a panel of three (3) arbitrators, one of such arbitrators to be selected by GTC, one of such arbitrators to be selected by PHARMING, and a third to be selected by the other two;

          (b) Both legal and equitable remedies shall be available to the arbitrators. If London is inconvenient to GTC or PHARMING the arbitration shall be held at such other location as GTC and PHARMING may reasonably agree;

          (c) Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof;

          (d) GTC and PHARMING shall each bear its own costs, including the costs of the Arbitration;

          (e) If GTC or PHARMING fails to select an arbitrator within thirty
(30) days after receiving notice of arbitration from the other party, then such party shall forfeit its right to select an arbitrator, and such arbitrator shall be selected by the LCIA; and

          (f) Pursuant to Article 40 of the WIPO arbitration rules the language of the arbitration shall be English.



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


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date and year first above written.



GTC BIOTHERAPEUTICS, INC.

By:      /S/ GEOFFREY F. COX
Name:    Geoffrey F. Cox
Title:   Chief Executive Officer
Date:    June 24, 2002



PHARMING GROUP N.V.

By:      /S/ FRANCIS PINTO
Name:    Dr. Francis Pinto
Title:   Chief Executive Officer
Date:    June 21, 2002

By:      /S/ FRANK PIEPER
Name:    Dr. Frank Pieper
Title:   Managing Director, Vice President, Research & Technology
Date:    June 21, 2002

By:      /S/ E. N. MULLER
Name:    Mr. E.N. Muller,
Title:   Bewindvoeder for Pharming Group N.V.
Date:    June 21, 2002



PHARMING INTELLECTUAL PROPERTY B.V.

By:      /S/ E.N. MULLER
Name:    Mr. E.N. Muller,
Title:   Curator for Pharming Intellectual Property B.V.
Date:    June 21, 2002

                                   APPENDIX A


                                     [*****]




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


                                   APPENDIX B

                 PLASMIDS AND MATERIALS TO BE TRANSFERRED TO GTC



CASEIN EXPRESSION SYSTEM

Genomic clones of Alpha 5-1 casein:

         C9 and CAS900 series which are 3' regions of the gene
         D4 and E1 which are 5' or upstream regions

The first round of constructs containing only 6kb upstream with tPA insert:

         CAS 1151 deposited for U.S. Patent 4,873,316
         CAS 1215 casein expression vector
         CAS 1217 casein expression vector with casein 3' untranslated region

Island of expression with 21kb upstream and 8kb genomic 3':

         CAS 1288 deposited for patent application
         CAS 1295 deposited for patent application contains genomic urokinase CAS 1313 island of expression with upstream Xho removed CAS 1312 3' untranslated region of genomic urokinase CAS 1328 3' untranslated region of genomic urokinase with modified upstream sites

Listed above are the constructs used for testing in mice for the ability of the island of expression to function as defined in the patent application. AU are derivatives of the original Alpha S--i Casein genomic clone.

HUMAN SERUM ALBUMIN

Constructs to test for expression of Human Serum Albumin:

        CAS 1242   ESA c-DNA in early 6kb expression vector
        ESA 2 and  ESA 3    partial genomic clone of ESA; Sstl fragment
        CAS 1333   ESA c-DNA cloned into CAS 1313 expression island
        CAS 1337   ESA BstE2/Sstl genomic subcloned into c-DNA
        CAS 1339   ESA c-DNA modified 5' untranslated region

BASIC RESEARCH TOOLS

Mouse c-DNA library with Beta casein c-DNA clone
Mouse c-DNA casein genomic clone

                                   APPENDIX C


                      PRICE $                  ROYALTY %
                      -------                  ---------

                      [*****]                   [*****]







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